PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2007 RESULTS

DALLAS, TEXAS … February 26, 2008 … CompX International Inc. (NYSE: CIX) announced today sales of $42.5 million for the fourth quarter of 2007 compared to $44.2 million in the same period of 2006.  Operating income was $1.2 million in the fourth quarter of 2007 compared to $3.5 million in the same period of 2006.  Fourth quarter 2007 operating income was negatively impacted by $1.9 million in expenses relating to the consolidation of three of the company’s northern Illinois facilities into one new facility and $1.2 million in unfavorable relative changes in currency exchange rates.  Net income from continuing operations for the fourth quarter of 2007 was $500,000, or $0.04 per diluted share, compared to $1.6 million, or $0.10 per diluted share, in 2006.

Net sales for the year ended December 31, 2007 were $177.7 million compared to $190.1 million in the previous year.  Operating income was $15.6 million for the year ended December 31, 2007 compared to $20.3 million for 2006.  Operating income for 2007 was impacted by $2.7 million in expenses relating to the consolidation of three of the company’s northern Illinois facilities into one new facility and $2.4 million in unfavorable relative changes in currency exchange rates.  Net income for the year ended December 31, 2007 was $9.0 million, or $0.61 per diluted share, compared to $11.7 million, or $0.76 per diluted share, in 2006.

Net sales comparisons were unfavorably impacted both by lower sales volume for certain products resulting from competition from lower priced Asian manufacturers and by the effect of lower order rates from many of our customers across all of our segments due to general economic conditions.  Operating income decreased in 2007 as compared to the same periods in 2006 as the unfavorable effects of the facility consolidation costs, lower sales volume and relative changes in foreign currency exchange rates more than offset the favorable effects of an improved product mix and our ongoing focus on reducing costs.

“While we experienced challenges with our top line in 2007, we continued improvement in our average product margins through our emphasis on selling more feature oriented products that command higher margins and by improving operational efficiency through lean manufacturing initiatives,” commented David A. Bowers, President & CEO.  “As a result, our gross margin percentage improved to 25.5% in 2007 from 24.4% in 2006 and 23.5% in 2005.  Completing the consolidation of three of our locations into a new facility in Grayslake, Illinois was a major focus for our organization in 2007 involving approximately $9.6 million in capital and $2.7 million in expenses.  We expect this consolidation to provide additional opportunities for improvements in operational efficiency as well as synergistic opportunities to provide enhanced products and services to the customers served from this location.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs more than 1,000 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2007	2006	2007
	(Unaudited)

Net sales	$44.2	$42.5	$190.1	$177.7
Cost of goods sold	34.5	33.2	143.6	132.5
Gross margin	9.7	9.3	46.5	45.2
Selling, general and administrative	6.2	6.1	26.1	25.8
Facility consolidation expense	-	1.9	-	2.7
Other operating expense, net	-	0.1	0.1	1.1
Operating income	3.5	1.2	20.3	15.6
Interest expense	(0.1)	(0.6)	(0.2)	(0.8)
Other income, net	0.3	0.2	1.3	1.1
Income from continuing operations beforeincome taxes	3.7	0.8	21.4	15.9
Provision for income tax	2.1	0.3	9.7	6.9
Income from continuing operations	1.6	0.5	11.7	9.0
Discontinued operations , net of tax	0.5	-	-	-
Net income	$2.1	$0.5	$11.7	$9.0

Net income per diluted common share:
Continuing operations	$0.10	$0.04	$0.76	$0.61
Discontinued operations	.03	-	-	-

	$0.13	$0.04	$0.76	$0.61

Weighted average diluted common shares outstanding	15.3	13.2	15.3	14.8

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2006	2007
Assets

Current assets:
Cash and equivalents	$29.7	$18.4
Accounts receivable, net	20.0	20.4
Inventories, net	21.7	24.3
Deferred income taxes and other	3.5	3.8
Note receivable	1.3	1.3
Total current assets	76.2	68.2

Intangibles	43.9	43.3
Net property and equipment	69.7	72.2
Asser held for sale	-	3.1
Other assets	2.2	0.9

Total assets	$192.0	$187.7

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$-	$0.3
Accounts payable and accrued liabilities	16.8	17.7
Interest payable to affiliate	-	0.5
Income taxes	1.0	0.4
Total current liabilities	17.8	18.9

Note payable to affiliate	-	49.7
Deferred income taxes	20.5	15.0
Stockholders’ equity	153.7	104.1

Total liabilities and stockholders’ equity	$192.0	$187.7